Exhibit 99.1

American Campus Communities, Inc. Reports Third Quarter 2013 Financial Results

Achieves public sector leading occupancy, places nine development assets into service

AUSTIN, Texas--(BUSINESS WIRE)--October 21, 2013--American Campus Communities, Inc. (NYSE:ACC) today announced the following financial results for the quarter ended September 30, 2013.

Highlights

  Announced quarterly FFOM per share of $0.39 per fully diluted share or $41.5 million, compared to $0.32 per fully diluted share or $29.4 million for the third quarter prior year.
  Increased net operating income ("NOI") for same store wholly-owned portfolio by 0.5 percent over the third quarter 2012.
  Achieved same store wholly-owned portfolio occupancy of 96.7 percent as of September 30, 2013, compared to 96.8 percent for the same date prior year, with an average rental rate increase of 1.1 percent.
  Delivered seven owned development projects into service for the 2013-2014 academic year. The new projects, totaling $311.9 million in development costs, contain 3,945 beds and were 98.0 percent occupied as of September 30, 2013.
  Closed and placed into service two presale mezzanine developments totaling $71.1 million, which were 96.4 percent occupied as of September 30, 2013.
  Disposed of five owned assets totaling 3,598 beds for $169.7 million, including 528 beds and $12.3 million of disposition activity subsequent to quarter end.
  Commenced construction on two owned on-campus American Campus Equity (ACE®) projects with Drexel University and Northern Arizona University totaling $190.0 million and 1,644 beds.
  Completed the acquisition of two properties, The Plaza Apartments in Tallahassee, FL, which the company intends to demolish and develop as a new student housing community, and 7th Street Station in Corvallis, OR, for a combined purchase price of $36.9 million. Subsequent to quarter-end, completed the acquisition of Park Point in Rochester, NY for a purchase price of $100.3 million.
  Completed construction on three on-campus third-party development projects, which earned a combined total of $4.9 million in third-party fees over the respective construction periods.
  Subsequent to quarter end, awarded a third-party development project on the University of Toledo campus with estimated development fees of $2.1 million.
  Named 2013 Multifamily Development Firm of the Year by the National Association of Home Builders Multifamily Pillars of the Industry Awards.

“We are pleased that our strong finish to the 2013-2014 lease-up has enabled us to lead the public student housing sector with occupancy of 96.7 percent,” said Bill Bayless CEO of American Campus. “The close of the third quarter marks the end of our 2013 integration efforts and the corresponding operational and financial impacts. We are now focused on internal value creation through prudent asset management and commencing a strong start to the 2014-2015 leasing season. Beyond the few acquisitions in our previously announced pipeline, we do not expect to participate in the current acquisition market but rather are focused on expanding our high quality ACE, off-campus and mezzanine development pipeline, which we intend to fund with current capacity and ongoing dispositions.”

Third Quarter Operating Results

Revenue for the 2013 third quarter totaled $159.0 million, up 41.0 percent from $112.8 million in the prior year third quarter, and operating income increased $1.8 million or 13.7 percent over the prior year third quarter. The increase in revenues was primarily due to growth resulting from property acquisitions, recently completed development properties, and increased rental rates for the 2013-2014 academic year. The increase in operating income was primarily due to the growth activities discussed above, as well as acquisition-related costs incurred in the third quarter 2012 in connection with our purchase of the 15-property Campus Acquisitions portfolio. Loss from continuing operations increased by $4.5 million over the prior year third quarter primarily due to an increase in interest expense related to loans assumed in connection with 2012 property acquisitions and the $400 million senior unsecured notes offering in April 2013. FFO for the 2013 third quarter totaled $39.9 million, or $0.37 per fully diluted share, as compared to $28.9 million, or $0.32 per fully diluted share for the same quarter in 2012. FFOM for the 2013 third quarter was $41.5 million, or $0.39 per fully diluted share as compared to $29.4 million, or $0.32 per fully diluted share for the same quarter in 2012. Excluding acquisition-related costs, FFOM for the 2012 third quarter totaled $34.1 million or $0.38 per fully diluted share. A reconciliation of FFO and FFOM to net income is shown in Table 3.

Portfolio Update

Developments

Owned

During the quarter, the company completed construction and delivered $311.9 million of owned assets into service. The seven developments are all core Class A assets pedestrian to campus in their respective markets and are projected to achieve a cumulative 7.0 percent stabilized nominal yield. As of September 30, 2013, the new assets are 98.0 percent occupied for the upcoming academic year.

Also during the quarter, the company commenced construction on a second project at Drexel University in Philadelphia via the company’s ACE program. The $170.7 million on-campus development will contain 1,316 beds comprised of both suite and apartment style units, a 16,700-square-foot dining hall and approximately 19,100 square feet of retail space. The community will be included in the on-campus housing program for the new sophomore housing requirement. The 24-story residential tower offers amenities including a fitness center, business center, study rooms, outdoor kitchen and sundeck, secured bike storage and theatre, and is scheduled for occupancy in Fall 2015. The development is targeting a 6.75 percent nominal yield. Concurrent with the execution of this project’s ground lease, the company also entered into an agreement to convert its 1,016-bed University Crossings wholly-owned off-campus housing community into an ACE property.

In August, the company acquired The Plaza Apartments, located across the street from Florida State University, for $10.4 million at an expected nominal cap rate of 6.25 percent on existing cash flows. The property will be demolished in 2014 and developed as the second phase of the company’s highly successful U Club on Woodward project. The new development, U Club on Woodward Phase II, will contain 496 beds in three-story townhome units and features a 2,000-square-foot fitness center and resort-style swimming pool, all pedestrian to campus. The new development is expected to cost approximately $36.4 million with construction commencing during the second or third quarter of 2014 and occupancy in Fall 2015. The projected year-one nominal yield for the new development is 6.75 percent.

In September, the company announced the award and commenced construction on a new ACE development at Northern Arizona University in Flagstaff, AZ. The Suites Phase II, a 328-bed residence hall community, is a $19.3 million on-campus expansion of The Suites, the existing 550-bed community centrally located on campus that was fully leased by April in its initial lease-up in Fall 2012. The new development is anticipated to open for occupancy in August 2014, offers suite-style, fully furnished units including cable television and internet, and will share the 12,428 square-foot community center constructed during Phase I. The development is targeting a 6.75 percent nominal yield.

Mezzanine/Presale Investment Program

In July, the company closed on the presale purchase of the 366-bed Lodges of East Lansing Phase II for $32.3 million. The first phase of the property was included in the portfolio of assets purchased from Kayne Anderson in 2012 and serves students attending Michigan State University. The second phase is currently 92.1 percent occupied with a projected year-one cap rate of 5.9 percent nominal and 5.7 percent economic. The stabilized second year cap rate is expected to be 6.5 percent nominal and 6.3 percent economic.

In September, the company closed on the $38.8 million presale purchase of Townhomes at Newtown Crossing serving University of Kentucky students in Lexington, under the company’s mezzanine investment program. The 608-bed community consists primarily of 3-story townhomes and offers superior interior finishes and a premium amenity package at a pedestrian location. The property achieved 99.0 percent occupancy for the first year with a projected year-one cap rate of 7.5 percent nominal and 7.1 percent economic.

Also during the quarter, the company executed a presale agreement to acquire University Walk, a 526-bed off-campus development opening in Fall 2014 that will serve students attending the University of Tennessee, for a purchase price of $32.3 million. The pedestrian community will be located 0.4 miles from campus, includes private bedrooms and bathrooms in all units and offers a fitness center, resort-style pool, game lounge, student lounge and a wireless internet café. As part of the agreement, the company has provided the developer with $8.8 million in mezzanine financing for the development of the project, and is targeting an initial nominal yield of 6.5 percent.

Acquisitions

In July, the company closed on the previously announced $26.5 million acquisition of 7th Street Station, a 309-bed community located pedestrian to the core Oregon State University campus in Corvallis. The community, which was 100 percent leased for this academic year, features a fitness center, business center, game room and swimming pool and is the first modern, purpose-built student housing community delivered in a market with significant historical barriers to entry. The company is targeting a 6.0 percent nominal and 5.8 percent economic year-one cap rate.

Subsequent to quarter end, the company acquired Park Point at Rochester Institute of Technology, a fully occupied 924-bed community for $100.3 million, including the assumption of a $70.0 million secured mortgage loan at a 3.05 percent fixed rate maturing in October 2018. The property is adjacent to campus and located in a market that poses significant hurdles for future development due to federally and state protected wetlands throughout the immediate area. Park Point offers a variety of townhome and apartment floor plans and has a competitive amenity package. The community center features a fitness center, business center, cinema room and swimming pool in addition to 66,000 square feet of student-oriented retail, including RIT’s University Bookstore. The proforma stabilized cap rate for the project is 6.0 percent nominal and 5.7 percent economic.

Dispositions

In July, the company completed the sale of four properties, which included The Village at Blacksburg, State College Park, University Pines and Northgate Lakes, for a total sales price of $157.4 million at a cap rate of 6.5 percent economic based on trailing-12 net operating income. The portfolio contained 3,070 beds with an average age of 19 years and included $15.5 million of outstanding mortgage debt.

Subsequent to quarter end, the company sold Campus Ridge, a 2003-built, 528-bed community serving students attending East Tennessee State University, for a total sales price of $12.3 million including $7.6 million in outstanding debt. The property was sold at a cap rate of 6.9 percent economic based on trailing-12 net operating income.

Third-party Services

Subsequent to quarter end, the company received the executed interim services agreement for a third-party on-campus development project containing 494 beds at The University of Toledo. The project is scheduled to commence in Spring 2014 with completion in Fall 2015. The company expects to earn $2.1 million in development fees throughout the construction period.

Capital Markets

At-The-Market (ATM) Share Offering Program

The company did not sell any shares under the ATM Share Offering Program during the third quarter.

2013 Outlook

Based upon Fall 2013 same store wholly-owned portfolio occupancy of 96.7 percent, the financial results achieved through the third quarter of 2013 and approximately $30.0 million of additional dispositions anticipated through year-end, management believes that both 2013 FFO and FFOM are trending to the lower half of the current guidance range of $2.20 to $2.26 per fully diluted share.

All guidance is based on the current expectations and judgment of the company's management team.

Supplemental Information and Earnings Conference Call

Supplemental financial and operating information, as well as this release, are available in the investor relations section of the American Campus Communities website, www.americancampus.com. In addition, the company will host a conference call to discuss third quarter results and the 2013 outlook on Tuesday, October 22, 2013 at 1 p.m. EDT (12:00 p.m. CDT). Participants from within the U.S. may dial 1-888-317-6003 passcode 0402249, and participants outside the U.S. may dial 1-412-317-6061 passcode 0402249 at least 10 minutes prior to the call.

To listen to the live broadcast, go to www.americancampus.com at least 15 minutes prior to the call so that required audio software can be downloaded. Informational slides in the form of the supplemental analyst package can be accessed via the website. A replay of the conference call will be available beginning one hour after the end of the call until October 30, 2013 by dialing 1-877-344-7529 or 1-412-317-0088 conference number 10033888. The replay also will be available for one year at www.americancampus.com. The call will also be available as a podcast on www.REITcafe.com and on the company’s website shortly after the call.

Non-GAAP Financial Measures

The National Association of Real Estate Investment Trusts ("NAREIT") currently defines Funds from Operations ("FFO") as net income or loss attributable to common shares computed in accordance with generally accepted accounting principles ("GAAP"), excluding gains or losses from depreciable operating property sales, impairment charges and real estate depreciation and amortization, and after adjustments for unconsolidated partnerships and joint ventures. We present FFO because we consider it an important supplemental measure of our operating performance and believe it is frequently used by securities analysts, investors and other interested parties in the evaluation of REITs, many of which present FFO when reporting their results. We also believe it is meaningful to present a measure we refer to as FFO-Modified, or FFOM, which reflects certain adjustments related to the economic performance of our on-campus participating properties and excludes other non-cash charges. FFO and FFOM should not be considered as alternatives to net income or loss computed in accordance with GAAP as an indicator of our financial performance or to cash flow from operating activities computed in accordance with GAAP as an indicator of our liquidity, nor are these measures indicative of funds available to fund our cash needs, including our ability to pay dividends or make distributions.

The company defines property NOI as property revenues less direct property operating expenses, excluding depreciation, but including allocated corporate general and administrative expenses.

About American Campus Communities

American Campus Communities, Inc. is the largest owner and manager of high-quality student housing communities in the United States. The company is a fully integrated, self-managed and self-administered equity real estate investment trust (REIT) with expertise in the design, finance, development, construction management, and operational management of student housing properties. American Campus Communities owns 165 student housing properties containing approximately 101,000 beds. Including its owned and third-party managed properties, ACC’s total managed portfolio consists of 200 properties with approximately 126,900 beds. Visit www.americancampus.com or www.studenthousing.com.

Forward-Looking Statements

In addition to historical information, this press release contains forward-looking statements under the federal securities law. These statements are based on current expectations, estimates and projections about the industry and markets in which American Campus operates management's beliefs, and assumptions made by management. Forward-looking statements are not guarantees of future performance and involve certain risks and uncertainties, which are difficult to predict.

Table 1
American Campus Communities, Inc. and Subsidiaries
Consolidated Balance Sheets
(dollars in thousands)

	September 30, 2013	December 31, 2012
Assets	(unaudited)

Investments in real estate:
Wholly-owned properties, net	$5,003,173	$4,871,376
Wholly-owned properties held for sale	23,707	-
On-campus participating properties, net	62,162	57,346
Investments in real estate, net	5,089,042	4,928,722

Cash and cash equivalents	25,267	21,454
Restricted cash	37,480	36,790
Student contracts receivable, net	17,207	14,122
Other assets	151,090	117,874

Total assets	$5,320,086	$5,118,962

Liabilities and equity

Liabilities:
Secured mortgage, construction and bond debt	$1,414,943	$1,509,105
Unsecured notes	398,692	-
Unsecured term loan	350,000	350,000
Unsecured revolving credit facility	175,300	258,000
Secured agency facility	95,355	104,000
Accounts payable and accrued expenses	63,895	56,046
Other liabilities	135,788	107,223
Total liabilities	2,633,973	2,384,374

Redeemable noncontrolling interests	49,790	57,534

Equity:
American Campus Communities, Inc. and Subsidiaries stockholders’ equity:
Common stock	1,043	1,043
Additional paid in capital	3,014,239	3,001,520
Accumulated earnings and dividends	(382,231)	(347,521)
Accumulated other comprehensive loss	(2,210)	(6,661)
Total American Campus Communities, Inc. and Subsidiaries stockholders’ equity	2,630,841	2,648,381
Noncontrolling interests – partially owned properties	5,482	28,673
Total equity	2,636,323	2,677,054

Total liabilities and equity	$5,320,086	$5,118,962

Table 2
American Campus Communities, Inc. and Subsidiaries
Consolidated Statements of Comprehensive Income
(unaudited, dollars in thousands, except share and per share data)

	Three Months Ended September 30,			Nine Months Ended September 30,
	2013	2012		2013	2012
Revenues
Wholly-owned properties	$150,668	$104,062		$449,779	$286,932
On-campus participating properties	5,066	5,087		17,871	17,766
Third-party development services	622	1,467		1,656	7,427
Third-party management services	1,792	1,687		5,425	5,083
Resident services	883	454		1,912	982
Total revenues	159,031	112,757		476,643	318,190

Operating expenses
Wholly-owned properties[1]	87,189	57,941		222,768	141,772
On-campus participating properties	3,021	3,010		8,454	8,306
Third-party development and management services	3,058	2,602		7,786	8,013
General and administrative	3,934	7,582	[2]	12,366	15,760	[2]
Depreciation and amortization	45,248	27,165		138,373	73,355
Ground/facility leases	1,386	1,093		3,749	2,861
Total operating expenses	143,836	99,393		393,496	250,067

Operating income	15,195	13,364		83,147	68,123

Nonoperating income and (expenses)
Interest income	792	428		2,165	1,355
Interest expense	(19,819)	(13,530)		(57,063)	(38,742)
Amortization of deferred financing costs	(1,413)	(1,060)		(4,143)	(3,012)
Income from unconsolidated joint ventures	-	-		-	444
Other nonoperating income (expense)	134	136		(2,666)	14
Total nonoperating expenses	(20,306)	(14,026)		(61,707)	(39,941)

(Loss) income before income taxes and discontinued operations	(5,111)	(662)		21,440	28,182
Income tax provision	(255)	(181)		(765)	(493)
(Loss) income from continuing operations	(5,366)	(843)		20,675	27,689

Discontinued operations
Income attributable to discontinued operations	367	1,865		5,373	7,062
Gain from disposition of real estate	52,831	-		52,831	83
Total discontinued operations	53,198	1,865		58,204	7,145

Net income	47,832	1,022		78,879	34,834
Net income attributable to noncontrolling interests	(656)	(395)		(2,064)	(1,853)
Net income attributable to American Campus Communities, Inc. and Subsidiaries	$47,176	$627		$76,815	$32,981

Other comprehensive (loss) income
Change in fair value of interest rate swaps	(1,163)	(2,386)		4,451	(4,191)
Comprehensive income (loss)	$46,013	$(1,759)		$81,266	$28,790

Net income per share attributable to American Campus Communities, Inc. and Subsidiaries common stockholders
Basic	$0.45	$-		$0.73	$0.41
Diluted	$0.45	$-		$0.72	$0.40

Weighted-average common shares outstanding
Basic	104,781,431	89,169,868		104,752,982	79,404,323
Diluted	104,781,431	89,169,868		105,381,053	80,009,463

1.	Wholly-owned properties operating expenses for both the three and nine month periods ended September 30, 2013 include $0.3 million of acquisition-related costs such as broker fees, due diligence costs and legal and accounting fees. Wholly-owned properties operating expenses for the three and nine month periods ended September 30, 2012 include $0.9 million and $1.6 million, respectively, of acquisition-related costs.
2.	General and administrative expenses for the three and nine months ended September 30, 2012 include $3.8 million and $4.5 million, respectively, of acquisition-related costs such as due diligence costs and legal and accounting fees related to the acquisition of a 15-property portfolio from Campus Acquisitions in September 2012.

Table 3
American Campus Communities, Inc. and Subsidiaries
Calculation of FFO and FFOM
(unaudited, dollars in thousands, except share and per share data)

	Three Months Ended September 30,		Nine Months Ended September 30,
	2013	2012	2013	2012
Net income attributable to American Campus Communities, Inc. and Subsidiaries	$47,176	$627	$76,815	$32,981
Noncontrolling interests[1]	656	129	1,273	798
Gain from disposition of real estate	(52,831)	-	(52,831)	(83)
Income from unconsolidated joint ventures	-	-	-	(444)
FFO from unconsolidated joint ventures[2]	-	-	-	429
Real estate related depreciation and amortization	44,905	28,122	138,704	76,201

Funds from operations (“FFO”)	39,906	28,878	163,961	109,882

Elimination of operations of on-campus participating properties
Net loss (income) from on-campus participating properties	1,002	919	(493)	(535)
Amortization of investment in on-campus participating properties	(1,197)	(1,167)	(3,553)	(3,481)
	39,711	28,630	159,915	105,866
Modifications to reflect operational performance of on-campus participating properties
Our share of net cash flow[3]	627	529	1,686	1,602
Management fees	242	236	832	814
On-campus participating properties development fees[4]	950	-	950	-
Impact of on-campus participating properties	1,819	765	3,468	2,416
Non-cash litigation settlement expense[5]	-	-	2,800	-
Elimination of gain on debt restructuring -
unconsolidated joint venture[6]	-	-	-	(424)
Loss on remeasurement of equity method investment[7]	-	-	-	122
Funds from operations-modified ("FFOM”)	$41,530	$29,395	$166,183	$107,980

FFO per share – diluted	$0.37	$0.32	$1.54	$1.36

FFOM per share – diluted	$0.39	$0.32	$1.56	$1.33

Weighted average common shares outstanding – diluted	106,639,825	90,764,959	106,629,998	81,011,069

Acquisition-related costs	$345	$4,744	$345	$6,121
FFOM (excluding acquisition-related costs)	$41,875	$34,139	$166,528	$114,101
FFOM per share (excluding acquisition-related costs)	$0.39	$0.38	$1.56	$1.41

1.	Excludes $0 and $0.8 million for the three and nine months ended September 30, 2013, respectively, and $0.3 million and $1.1 million for the three and nine months ended September 30, 2012, respectively, of income attributable to the noncontrolling partner in The Varsity, a property purchased in December 2011 from a seller that retained a 20.5% noncontrolling interest in the property. On June 30, 2013, the company acquired the minority partner’s interest and now owns 100% of the property.
2.	Represents our 10% share of FFO from a joint venture with Fidelity (“Fund II”) in which we were a noncontrolling partner. In January 2012, we purchased the full ownership interest in the one remaining property owned by Fund II (University Heights). Subsequent to the acquisition, the property is now wholly-owned and is consolidated by the company.
3.	50% of the properties’ net cash available for distribution after payment of operating expenses, debt service (including repayment of principal) and capital expenditures. Represents amounts accrued for the interim periods.
4.	Development and construction management fees related to the West Virginia University on-campus participating property, which is currently under construction and scheduled for completion in August 2014. Although the company is including this project in its consolidated financial statements for accounting purposes, similar to our other on-campus participating properties, we view the economic benefit of such properties as limited to the development/construction management fees, property management fees and the 50% share of net cash flow that we receive. As such, for purposes of calculating FFOM, we are recognizing the fees received for this project similar to other third-party development projects.
5.	On April 22, 2013, the company acquired a note and subrogation rights from National Public Finance Guarantee Corporation (formerly known as MBIA Insurance Corp. of Illinois) for an aggregate of $52.8 million, which are secured by a lien on, and the cash flows from, two student housing properties in close proximity to the University of Central Florida and currently under a ground lease with the UCF Foundation. The instruments carry an interest rate of 5.123 percent. The acquisition facilitated the settlement of litigation related to a third-party management agreement for the properties with a GMH entity that was acquired by the company’s 2008 merger with GMH. The acquisition resulted in a non-cash settlement charge of $2.8 million to reflect the fair market valuation of the instruments. Management believes it is appropriate to exclude this non-cash charge from FFOM in order to more accurately present the operating results of the company on a comparative basis during the periods presented.
6.	In connection with our purchase of University Heights from Fund II (see Note 3), Fund II negotiated a Settlement Agreement with the lender of the property’s mortgage loan whereby the lender agreed to accept a discounted amount that was less than the original principal amount of the loan as payment in full. Accordingly, Fund II recorded a gain on debt restructuring to reflect the discounted payoff. Our 10% share of such gain is reflected above as an adjustment to FFOM.
7.	Represents a non-cash loss recorded to remeasure our equity method investment in Fund II to fair value as a result of our purchase of the full ownership interest in University Heights from Fund II in January 2012.

CONTACT:
American Campus Communities, Inc., Austin
Ryan Dennison, 512-732-1000